Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NovaMed, Inc.

WITH AND INTO

NovaMed Eyecare, Inc.

(Pursuant to Section 253 of the
General Corporation Law of the State of Delaware)

* * * * *

               NovaMed Eyecare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”).

               DOES HEREBY CERTIFY:

               FIRST:  That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation

NovaMed Eyecare, Inc.	Delaware

NovaMed, Inc.	Delaware

               SECOND:  That the Company owns 100% of the outstanding shares of capital stock of NovaMed, Inc., consisting of 1,000 shares of capital stock, par value $.001 per share.

               THIRD:  That the Company, by resolutions of its Board of Directors duly adopted by written consent dated March 22, 2004, determined to merge NovaMed, Inc. with and into the Company, upon the terms and subject to the conditions set forth in such resolutions.  A true copy of said resolutions is attached hereto as Exhibit A.  Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

               FOURTH:  That the proposed merger shall be effective at the date and time at which this Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware pursuant to Sections 253 and 103 of the General Corporation Law of the State of Delaware.

               FIFTH:  That the Company shall be the surviving corporation.

               SIXTH:  That the name of the surviving corporation shall be changed to “NovaMed, Inc.”

Dated:   March 26, 2004

NovaMed Eyecare, Inc.

By:	/s/ Stephen J. Winjum

Stephen J. Winjum
President and CEO

EXHIBIT A

RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
OF
NovaMed Eyecare, Inc.
(the “Company”)

BY WRITTEN CONSENT DATED MARCH 22, 2004

               RESOLVED, that NovaMed, Inc., a Delaware corporation, all of the outstanding capital stock of which is owned by the Company, be merged with and into the Company, with the Company as the surviving corporation, pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “Merger”);

               FURTHER RESOLVED, that pursuant to the Merger, the Company will assume all of the liabilities of NovaMed, Inc.;

               FURTHER RESOLVED, that pursuant to the Merger, the Company shall change its name to NovaMed, Inc. (the “Name Change”); and

               FURTHER RESOLVED, that the President or any Vice-President of the Company be, and each of them hereby is, authorized, in the name and on behalf of the Company, to execute and file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger, and any other certificate or document required to be filed to effect the Merger and the Name Change, and to take any action on behalf of the Company as may be necessary or desirable in connection with the Merger and the Name Change including, without limitation, any action required as the sole stockholder of NovaMed, Inc. to effect the Merger and/or the Name Change.